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                                                                   EXHIBIT 10(n)


                     AMENDMENT OF 1992 STOCK INCENTIVE PLAN


1. Article 8 of the Plan is hereby amended and restated in its entirety to read as follows:

          8. Awards to Non-employee Directors in Lieu of Regular Meeting Attendance Fees.

                 Each Non-employee Director shall have the right to make an annual election to receive Shares (a "Shares Election") in lieu of regular meeting attendance fees (excluding attendance fees for special meetings, committee meetings and telephonic meetings) earned for service on the Board in the year following receipt by the Company of a Shares Election.

                 8.1 Shares Election. A Non-employee Director may make a Shares Election by written notice to the Secretary of the Company on or before each annual stockholders' meeting and such election shall be irrevocable and remain in effect for a one-year period which shall begin on the day of the annual stockholders' meeting and end on the day before the succeeding annual stockholders' meeting (the "Election Year"). Provided, however, a Non-employee Director who is elected or appointed to the Board at a time other than the annual stockholders' meeting may make a Shares Election by written notice to the Secretary of the Company within 10 days after the date his term begins and such election shall remain in effect for the remainder of the Election Year.

                 8.2 Issuance of Shares. After each regular meeting of the Board, the Company shall award to each Non-employee Director who made a Shares Election and attended such meeting, a number of Shares (rounded to the nearest whole Share) determined by dividing the amount of the fee to which he would have otherwise been entitled for attendance at such meeting by the Fair Market Value of a Share on the date of such meeting. Certificates for the Shares awarded shall be issued to the recipient Non-employee Director as soon as practicable and thereupon the recipient Non-employee Director shall have full voting, dividend and other ownership rights with respect to such Shares.

2. Section 9.1 of the Plan is hereby amended and restated in its entirety to read as follows:

                 9.1 The Plan shall terminate June 1, 2002, and no Options or awards of Shares may be granted thereafter. The Board may sooner terminate or, except as otherwise provided herein, amend the Plan at any time and from time to time.




    ADOPTED BY PLAINS RESOURCES INC. BOARD OF DIRECTORS ON FEBRUARY 6, 1997.